UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 30, 2009

GREEN PLAINS RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

IOWA	001-32924	84-1652107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Employer No.)

9420 Underwood Ave., Suite 100, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip Code)

(402) 884-8700
Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 30, 2009, Green Plains Trade Group LLC (“Green Plains Trade”), a wholly-owned subsidiary of Green Plains Renewable Energy, Inc. (the “Company”), entered into a Revolving Credit Agreement and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association, as lender and agent, (“PNC”) to fund working capital requirements and ongoing operations. The Credit Agreement provides for amounts up to $30.0 million in revolving discretionary credit secured with eligible receivables. The credit facility will mature in three years on July 30, 2012. A limited corporate guaranty is provided by the Company for amounts up to $10 million.

The credit facility has an interest rate of either: (1) Base Rate (PNC commercial lending rate floating plus 2.5%); or, (2) EuroDollar Rate (30, 60 or 90 day EuroDollar lending rate plus 3.0%). Interest on advances shall be payable in arrears on the first day of each month with respect to Base Rate loans and, with respect to EuroDollar Rate loans, at the end of each interest period. The revolving credit facility is payable in full on July 30, 2012.

The Credit Agreement contains certain customary affirmative covenants, including without limitation, with respect to (1) payment of fees; (2) conduct of business and maintenance of existence and assets; (3) violation of any law, statute, regulation or ordinance; (4) financial reporting requirements and reporting of certain events; (5) certain fixed charge coverage ratio requirements; and (6) change in management.

The Credit Agreement also contains standard negative covenants, including without limitation, prohibiting, (1) merger, consolidation, acquisition and sale of assets; (2) creation of liens; (3) making specified distributions; (4) capital expenditures above specified amounts; (5) creation of specified additional indebtedness; and (6) certain other customary matters.

The Credit Agreement also contains customary events of default, including without limitation, (1) failure to make required payments; (2) material breach of representations or warranties; (3) failure to furnish financial information when due or requested; (4) judicial actions against inventory or receivables or against a material portion of any other property; (5) noncompliance with covenants; (6) judgments rendered in excess of $250,000; (7) events of bankruptcy, (8) inability to pay indebtedness; (9) guarantor cross default; (10) cross default by Green Plains Trade; (11) breach of guaranty; (12) change of ownership or control; or (13) certain other customary provisions.

Payment of outstanding amounts may be accelerated, at the option of PNC, upon the occurrence of an event of default. Upon any event of default arising from guarantor's or Green Plains Trade's bankruptcy, the obligation under the Credit Agreement becomes immediately due and payable.

The credit facility is secured by real and personal property of Green Plains Trade.

The foregoing description of the Credit Agreement does not purport to be complete and are qualified in its entirety by the full text of the agreement, which will be filed as an exhibit to the Company's Form 10-Q for the quarter ended June 30, 2009.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2009	Green Plains Renewable Energy, Inc. By: /s/ Todd A. Becker Todd A. Becker President and Chief Executive Officer